Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Aqua Metals, Inc. on Form S-1 of our report dated May 8, 2015, with respect to our audit of the consolidated financial statements of Aqua Metals, Inc. as of December 31, 2014 and for the period from June 20, 2014 (Inception) through December 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Armanino LLP

San Ramon, California
June 8, 2015